Exhibit 10-B-1

Employment Offer Letter and Agreement Amendments
Jim Farley
Effective as of December 31, 2008

Background
•	Section 409A of the Internal Revenue Code Section of 1986, as amended ("Code"), regulates the provision of nonqualified deferred compensation to employees.
•	Code Section 409A requires that all agreements providing for nonqualified deferred compensation be amended to comply with its requirements no later than December 31, 2008.
•	The amendments described herein are intended to ensure that the terms of Mr. Farley's employment offer letter and agreement comply with Code Section 409A.

Amendments

1.
Last sentence of the fourth bullet point regarding the AICP bonus payments for 2007 and 2008 is amended to read as follows:  "You are guaranteed full payment of the 2007 and 2008 AICP targets which will be paid on or before March 15, 2008 and March 15, 2009, respectively."

2.
The following shall be added to the end of the provision regarding relocation and temporary housing:  "Reimbursements for temporary living costs will be made (i) not later than March 15th of the year following the year in which the expense is incurred, and (ii) only for expenses incurred in a year in which you are employed by the Company."

3.	The following shall be added to the end of the provision regarding country club membership: "Any such reimbursement shall be made on or before December 31, 2007."
4.
The following sentence shall be added as the second sentence of the provision regarding severance pay:  "Any such payment shall be made on or after the first day of the seventh month following your termination of employment, but in no event later than the December 31st following the first day of such seventh month."

5.	The provision entitled "Tax Consequences and Possible Delays in Payment to Avoid Penalties" shall amended in its entirety to read as follows:

"Tax Consequences and Delays in Payment

You are solely responsible and liable for all taxes that may arise in connection with the compensation and benefits that you receive from Ford.  This includes any tax arising under the newly-enacted Section 409A of the Internal Revenue Code of 1986, as amended (Code).  Notwithstanding anything contained in this agreement to the contrary, for purposes of determining the timing of payments under this agreement upon termination of employment, as defined for purposes of Code Section 409A, you will be treated as if you were a 'Specified Employee' under Code Section 409A at the time of termination.  Consequently, no payment of deferred compensation as defined under Code Section 409A shall be made pursuant to this agreement upon termination of employment (other than as a result of death) prior to the first day of the seventh month following such termination of employment.  Any payments delayed during the first 6 months following your termination of employment will be accumulated and paid to you in a lump sum payment on or after the first day of the seventh month following such termination of employment.  Please consult your personal financial or tax advisor about the tax consequences of your compensation and benefits.  No one at Ford is authorized to provide this advice to you."

These amendments are effective as of December 31, 2008.

/s/ Felicia Fields	/s/ Jim Farley
Felicia Fields / Date	Jim Farley / Date